UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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RAE Systems Inc.

(Name of Registrant as Specified In Its Charter)

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The following materials were first used by RAE Systems Inc. on September 20, 2010 in discussing the proposed transaction referred to in the material below. RAE Systems may use these materials in the future for similar purposes.
MESSAGE TO RAE SYSTEMS EMPLOYEES
Dear RAE Systems Employee:
We are excited to discuss with you a significant development at RAE Systems. A few minutes ago, a press release was issued to the public announcing that RAE Systems signed a definitive agreement to be acquired by an affiliate of Battery Ventures, a multi-stage investment firm focused on technology and innovation worldwide with $4 billion under management. Per the terms of the agreement, the stockholders will be paid $1.60 per share upon closing. In addition to customary closing conditions, this transaction is subject to the approval of RAE’s stockholders. Randy Gausman and I are eager to speak with you about this important next step for the company. We will be hosting all-hands employee meetings in order to provide more details on this exciting transaction and answer your questions at the following times (all times are local times):
•	Americas: 10:00 AM today Monday, September 20th.

•	Europe: 10:00 AM Tuesday, September 21st

•	China: 2:00 PM Tuesday, September 21st.
We believe this transaction is strong evidence we have developed a compelling strategy in the safety industry. With Battery’s substantial financial resources we believe we can build RAE Systems into a formidable business competitor in our industry. We must continue to execute on our strategy and maintain steadfast focus on our customers, commitments, deliverables and operating excellence.
I look forward to speaking to you shortly.
RAE SYSTEMS INC
EMPLOYEE Q&A
What does today’s announcement mean?
An affiliate of Battery Ventures has agreed to acquire RAE Systems. RAE Systems’ Board of Directors unanimously supports and believes the transaction is in the best interest of our stockholders. Stockholders will be $1.60 per share upon closing. Once this transaction is complete, RAE will become a privately-owned company. It is anticipated that RAE will continue to operate substantially as it does today; however, we will be one of Battery’s portfolio companies.

Who is Battery?
Since 1983, Battery has been investing in technology and innovation worldwide. The firm partners with entrepreneurs and management teams across technology sectors, geographies and stages of a company’s life, from start-up and expansion financing, to growth equity and buyouts.
Battery has supported many breakthrough companies around the world, including: @stake (acquired by Symantec), Airespace (acquired by Cisco), Akamai Technologies, Inc. (NASDAQ: AKAM), Bladelogic (acquired by BMC Software),Cbeyond (NASDAQ: CBEY), Healthvision (acquired by Lawson), LIFFE (acquired by Euronext), Neoteris (acquired by Netscreen), Nova Analytics (acquired by ITT) and Omniture (acquired by Adobe). ). Its current portfolio includes firms such as Brightree, Consona, ExactTarget, GreenBytes, HighJump Software, Nova Holdings LLC, Opscode, Rogue Wave Software and Vero Software.
Battery has had a long history of technology-based private equity transactions and is adept at complex deal structures across a variety of market sectors. From offices in Boston, Silicon Valley and Israel, Battery manages $4 billion in committed capital, including its current fund of $750M. For more information, visit www.battery.com.
Why did Battery purchase RAE?
Battery decided to purchase RAE because of:
•	Our industry leadership in innovative sensor solutions.

•	Our experience and talented employees.

•	Our deep customer and partner relationships.

•	Our valuable intellectual property.

•	Our global market and product strategy, which is expected to provide additional long-term growth opportunities.

•	The opportunity to provide capital to accelerate the Company’s growth opportunities.
Why weren’t the employees informed of such an important decision earlier?
The United States securities laws do not permit dissemination of this type of information until it is publicly announced. Therefore, this is the first opportunity we have had to discuss this with you and the public.
What happens next?
In the coming weeks, RAE Systems will file a preliminary proxy statement with the Securities and Exchange Commission (SEC). This document will contain detailed information about the transaction and will be available to the public. Once the SEC review is completed, a “definitive proxy statement” will be filed with the SEC and mailed to stockholders and a shareholder vote will be scheduled within 60 days following the SEC’s review. If the merger agreement is adopted, and all closing conditions are met, the transaction can be closed.
What is the voting requirement by stockholders to approve the transaction?

A majority of the shares outstanding must vote to adopt the merger agreement.
What happens between now and the close?
We will continue to execute on our strategy to be a leader in our industry, maintaining steadfast focus on customer service, quality and operating excellence. We will continue to operate the business as a publicly-traded company operating solely in the best interests of RAE and its current stockholders.
Will RAE Systems be changing its name?
RAE Systems will retain its name.
Why do we have to take this action when RAE Systems has just returned to profitability and what assurances do you have that Battery will support our strategies/initiatives?
Battery is fully supportive of RAE’s current strategy. Battery has a long-term view toward growing the business in which it invests, and has an excellent track record of working in partnership with management teams to build great companies. Battery believes that RAE has excellent prospects for continued technological leadership and operational improvement and with their access to capital they will be able to help RAE realize its long-term market growth opportunities.
What is Battery’s vision for RAE?
RAE Systems’ vision and mission will not change. Battery is committed to supporting management in its efforts to grow through focus on product innovation and customer satisfaction. RAE’s strategy to be the only sensor company that enables its customers to have immediate access to real-time safety information from any location will remain in place.
Will the current management team remain in place after the transaction closes?
Battery is very excited to support and work with the RAE Systems’ current management team. Obviously, Battery cannot guarantee that changes will not occur as a normal course of business. We remain committed to ensuring that we have the requisite skills and talent necessary to achieve our corporate objectives. Any changes that take place will be the result of the natural evolution of the business.
After the completion of this transition, the RAE Systems board of directors will include the company’s co-founders, Bob Chen and Dr. Peter C. Hsi, as well as Jesse Feldman and Morgan Jones of Battery Ventures.
Will there be a restructuring prior to the close of the transaction?
While we do not anticipate any significant restructurings at this time, as with any acquisition the new entity will make its own assessement.

What will Battery’s day-to-day roles be?
RAE Systems’ senior management will continue to guide RAE Systems on a day-to-day basis. Battery will be represented on the Board of Directors and will work closely with senior management to set strategy and identify other opportunities in which Battery’s financial resources can help drive value creation.
What type of interaction will we have with Battery prior to the close of the transaction?
Subject to the limitations of the law, during the next few months Battery will want to spend more time getting to know our people as well as further understanding our business. As we get closer to the closing date of the transaction, we anticipate RAE Systems’ senior managers will be meeting with management from Battery to help them better understand the organizational structure and roles of each group.
What does this do to my role within RAE Systems? Will there be layoffs as a result of the acquisition?
Overall, retention and employee satisfaction are very important to Battery. However, in switching from a public company to a private company, certain functions require less investment and fewer personnel than others. The terms of the transaction do not call for the elimination of any positions. Other than creating efficiencies in certain functional areas, staffing will remain generally the same.
What opportunities will this transaction create?
We believe this partnership provides us with a great degree of freedom and flexibility to build a growth-oriented future for RAE Systems’ and realign people and capital for deployment in a manner that best drives our business forward.
Can we talk about this with our family/friends?
A press release announcing the transaction went out around 4:05 AM PST today. While you are free to talk about the transaction, you must limit your comments to publicly available information and written information that we have provided to you. Press queries and investor questions should be forwarded to Randy Gausman as Bob Chen is in China this week. Our investor relations firm, Lippert/Heilshorn & Associcates, is available to answer investor questions and either Kirsten Chapman or Becky Herrick may be reached at 415.433.3777. Except for those individuals who have been designated as spokespersons for RAE Systems, no one should have any contact whatsoever with the media (other than to simply refer any inbound contact to Bob or Randy).
What does this transaction mean for our distributors, customers and partners?
For a distributor, customer or partner, the ownership of RAE Systems should have only a positive impact on the products and services we take pride in providing. It simply means that instead of having public stockholders we will now be a private company and our stock will no longer be publicly traded. It also means that RAE will be solely focused on innovating and providing our customers with valued products and services.
When will customers be notified?
Customers will receive a communication describing the transaction in the coming weeks. In addition, there is a plan in place to contact key distributors, customers and vendors/partners.
Will there be any changes in our benefits or salaries?
Battery does not anticipate any changes to employee benefits or salaries. We will update you when we have more information. In the meantime, all payroll, commissions, expense reports and other employee-related payments will be made without interruption.
What happens to RAE’s benefit plan after the close?
There are no planned changes at this time to RAE’s benefit plan as a result of this transaction.
Will my compensation change?
There is no current intention to modify compensation packages.
Will there be a new incentive plan?
The objective of RAE Systems will be to increase company value. Because RAE Systems will be privately held, its board and management team will have flexibility in developing incentive programs tied directly to the performance of the company.
When will trading in RAE stock end?
We currently anticipate that public trading in RAE stock will be suspended on the closing date of the transaction. Following the closing, RAE’s common stock will be de-listed from the NYSE:AmEX and de-registered under the Securities Exchange Act of 1934, as amended.
Can we still take planned vacations?
Yes, although vacation schedules, as customary, must be approved by your manager.
Can we trade our RAE stock?
You may not trade in RAE stock until the close of trading on the second full trading day following the release of the Company’s third quarter 2010 financial results. We expect the next trading date to be somewhere around November 5, 2010. Of course you may not trade in the Company’s stock at anytime that you are in possession of material nonpublic information. Please contact Randy Gausman if you have any questions about your ability to trade.

How does the merger affect my vested stock options?
Your rights have not changed with regard to your vested options — you are free to exercise any vested options in accordance with your option grant.
How does the merger affect my unvested stock options?
The Board has decided to modify the option grants and fully vest in the money unvested options. You will be paid the difference between your exercise price and the merger consideration.
Will employees be able to exercise their stock options between signing of the merger agreement & close?
Yes.
Who advised the company?
UBS Investment Bank acted as financial advisor and Fenwick & West LLP acted as legal advisor for RAE Systems.
What is expected of our employees?
RAE Systems has successfully navigated through several changes over the past few years. This newest change offers the company the opportunity to leverage Battery Ventures’ significant financial resources to build our business and execute our strategy. Over the past several months RAE Systems has been performing quite well. Our customers have rewarded us with many important product orders. It is critical to continue to focus on what you can control and do a great job for our customers, for our employees, partners, and stockholders. Practice operational excellence in everything you do, remain focused on doing a great job and don’t let this transaction defocus you in any way.
Additional Information about the Proposed Transaction and Where You Can Find It
In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY RAE SYSTEMS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and the other relevant materials, when available, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of the Company may obtain free copies of the documents filed with the SEC by contacting the Company’s Investor Relations Agency Lippert/Heilshorn & Associates at (415) 433-3777 or RAE Systems IR c/o Lippert/Heilshorn & Associates, 44 Montgomery Street, Suite 3520, San Francisco, California 94104. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company stockholders in favor of the proposed transaction. Certain executive officers and directors of the Company have interests in the transaction that may differ from the interests of stockholders generally, including without limitation the exchange of stock for stock in the acquirer, acceleration of vesting of stock options, benefits conferred under severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available